Exhibit 23.1
CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT
We consent to incorporation by reference in the registration statement on Form S-8 of Western Gas Partners, LP relating to the Western Gas Partners, LP 2008 Long-Term Incentive Plan of our reports (a) dated April 3, 2008, with respect to the combined balance sheets of Western Gas Partners Predecessor as of December 31, 2007 and 2006, and the related combined statements of income, parent net equity, and cash flows for each of the years in the three-year period ended December 31, 2007; (b) dated October 11, 2007, with respect to the balance sheets of MIGC, Inc. as of December 31, 2005, and the related statements of income, parent net equity, and cash flows for the period from January 1, 2006 through August 23, 2006 and for the year ended December 31, 2005; and (c) dated April 3, 2008, with respect to the balance sheets of Western Gas Partners, LP and Western Gas Holdings, LLC as of December 31, 2007 and August 21, 2007, which reports appear in the registration statement on Form S-1/A (No. 333-146700) and related prospectus filed by Western Gas Partners, L.P.
/s/ KPMG LLP
Houston, Texas
May 29, 2008